SECURITIES LENDING AGENCY AGREEMENT

This Securities Lending Agency Agreement (the “Agreement”), dated as of July 1, 2021 is entered into by and between each investment company identified on Schedule A (severally and not jointly), as such schedule may be amended from time to time (each a “Trust”), and National Financial Services LLC (“NFS”), a Delaware limited liability company.

WHEREAS, each Trust is registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), acting on behalf of its separate series (“Funds”);

WHEREAS, each Trust wishes to hire NFS as the agent for such Trust and its corresponding Funds, as applicable, for the purpose of lending securities;

WHEREAS, the Trustees of each Trust have authorized each Trust and its corresponding Funds, as applicable, to lend securities to Approved Borrowers (as defined below);

WHEREAS, the Trustees of each Trust have approved the appointment of NFS as each Trust’s securities lending agent, subject to the terms and conditions set forth herein; and

WHEREAS, NFS may also act as agent for other entities in addition to the Trusts, including but not limited to collective investment trusts which intend to qualify as a "group trust" under Internal Revenue Service Revenue Ruling 81-100 or any successor ruling for which an affiliated or unaffiliated bank or trust company acts as trustee (such collective investment trusts, in addition to the Trusts, are referred to herein as the “Investment Vehicles”);

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the parties hereto agree as follows:

1.

Appointment. Each Trust, on behalf of its Funds, as applicable, appoints NFS as its lending agent, and NFS accepts such appointment. NFS will act solely as a directed agent of the Trust hereunder, and NFS shall have no duties or responsibilities in respect of securities lending transactions except those expressly set forth in this Agreement.

2.

Authorizations. Each Trust authorizes NFS to act as agent as set forth in this Agreement.

2.1

Appointment as Agent. Each Trust hereby appoints and employs NFS as agent to provide the services described in this Agreement for the Trust, on behalf of each separate Fund thereof listed on Schedule A.  NFS shall perform the obligations and the services set forth herein in accordance with the terms and conditions hereto. The reference to a Trust, when applicable to one or more Funds of the Trust, shall refer only to each applicable Fund, severally, not jointly, listed in Schedule A.

2.2

Lending of Available Securities. Each Trust authorizes NFS to lend, on the Trust’s behalf, those securities (“Available Securities”) which are held in accounts maintained under the supervision of the Fund’s custodian (the “Custodian”) or any sub-custodian (each a “Custody Account”), that the Trust’s investment advisor (the “Adviser”), on behalf of the Trust, specifically notifies NFS are available for lending. Each Trust or its Adviser will notify NFS in a timely manner of the availability, and of the type and amount, of Available Securities on an ongoing basis as agreed to by Adviser and NFS, but in no event less frequently than daily. The Trust agrees to provide notification to Custodian of NFS’s appointment and the authorization of NFS to act on the Trust’s behalf with regard to the lending of securities as set forth herein. The Trust shall instruct Custodian to cooperate with, and take direction from, NFS for the sole purpose of the administration of such lending activity on the Trust’s behalf, consistent with any agreement between Custodian and Trust regarding custody services and the Trusts’ Procedures for Lending of Securities

(“Securities Lending Procedures”) set forth in Exhibit A.

2.3

Spread Guidelines. NFS will not enter into any loan on behalf of a Trust where the projected rate of return on the invested cash collateral reduced (or increased) by any borrower rebate or negative rebate (the “Spread”) upon the inception of the loan is less than the minimum required spread set forth in the Securities Lending Procedures. If the Spread earned on an existing loan is less than the required minimum Spread under the Securities Lending Procedures, NFS will notify the Adviser within one business day. If the Adviser, upon receipt of such notice, communicates to NFS its desire to terminate the loan, then NFS will terminate such loan by the next business day following such notification (subject to Section 3.4 below).

2.4

Lending to Approved Borrowers. The Trust authorizes the lending of Available Securities to any one or more of the institutions approved by the Trust or the Adviser (each, an “Approved Borrower”). The parties may agree to amend the list of Approved Borrowers from time to time, provided, however, that the Trust’s Adviser, on behalf of the Trust, may notify NFS of a change to the Approved Borrowers by delivering an updated list to NFS.

2.5

Rebate Monitoring. NFS will monitor on a daily basis market information on borrower rebate rates that is compiled by an independent third-party using information it receives from multiple securities lending agents, to the extent such information is available. In accordance with the Securities Lending Procedures, with respect to loans for which Cash Collateral is accepted, NFS will report to the Adviser on a daily basis any amount (“Rebate Amount”) paid to or received from an Approved Borrower that is materially more favorable to the Approved Borrower than the Rebate Amount that would be paid based on rebate rates that are generally available in the market for loans of the same securities to similar borrowers on an agency basis. Such report will include an explanation for why the Rebate Amount was materially more favorable. NFS, within a commercially reasonable period, will terminate loans set forth in such report, if instructed by the Adviser to do so (subject to Section 3.4 below).

2.6

Securities Loan Agreement. NFS is authorized to execute securities loan agreements (each an ‘SLA’) as the Trust’s agent on a disclosed basis with Approved Borrowers. The SLA will be in substantially the forms set forth in Exhibit B hereto (i.e., the Master Securities Lending Agreement and the Global Master Securities Lending Agreement), as such forms may be materially amended from time to time with prior written approval of the Trust or the Adviser. The Trust agrees, upon request of NFS, to cause the Adviser to promptly furnish to NFS the Trust’s financial statements or other documents or information reasonably requested by NFS in order to enable NFS to satisfy reasonable credit and legal requests by Approved Borrowers in connection with any SLA or loan transaction.

2.7

Lending under Approved Terms. All loans arranged by NFS on behalf of a Trust shall comply with applicable Securities and Exchange Commission (“SEC”) guidelines for securities lending, any applicable SEC exemptive orders, no-action positions taken by the staff of the SEC with respect to securities lending transactions, the Securities Lending Procedures, and the investment restrictions and/or guidelines for the Trust, all of which shall be provided to NFS by the Trust or the Adviser. NFS shall negotiate and execute on behalf of such Trusts with each Approved Borrower all terms of a securities loan pursuant to an SLA, including but not limited to, the identity of the securities to be loaned, the term of the loan, and the amounts or fees to be received or paid pursuant to the applicable SLA. NFS may prepare a transactional confirmation in respect of each loan effected pursuant to an SLA, setting forth the securities borrowed and the material terms of the loan, and may transmit such confirmation to the Approved Borrower in accordance with such SLA. The Trust understands and agrees that the identity of the Trust will be disclosed by NFS to the Approved Borrower in accordance with the SLA.

2.8

Authorizations by Trust. The Trust authorizes and empowers NFS to execute in the Trust’s name all agreements and documents as may be necessary or appropriate in NFS’s judgment to carry out the purposes of this Agreement. The Trust authorizes NFS to supply any information regarding the Trust that is required by an SLA or under applicable law.

3.

Loan of Securities. During the term of any securities loan, the Trust shall permit the loaned securities to be transferred, pursuant to an SLA, into the name of an Approved Borrower.

3.1

Limits on Return of Loaned Securities. The Trust acknowledges that, under the applicable SLA, Approved Borrowers will not be required to return loaned securities immediately upon receipt of notice from NFS terminating the applicable loan, but instead will be required to return such loaned securities within a period of time as specified in the SLA.

3.2

Recall of Loaned Securities. Upon receiving a notice from the Adviser that Available Securities which have been lent to an Approved Borrower should no longer be considered Available Securities (whether because of the sale of such securities or otherwise), NFS shall either (a) notify promptly thereafter the Approved Borrower which has borrowed such securities that the loan of such securities is terminated and that such securities are to be returned within the time specified by the applicable SLA, or (b) determine that it is in the best interests of another lending client of NFS to renew and restate such loan transaction on behalf, and in the name, of such other lending client (in which event such renewal and restatement of the loan shall constitute separate transactions between each lending client of NFS and the borrower and shall not be construed as a transaction between such lending clients).

3.3

Notification of Sales of Loaned Securities. The Trust acknowledges its obligation to NFS, as applicable, to cause and require the Adviser to provide notification of any sale of securities which are out on loan by the close of business, in the principal market therefor, on trade date of such sale.

3.4

Loan Termination. NFS is authorized in its discretion to terminate any securities loan entered into with an Approved Borrower without prior notice to the Trust, subject to the conditions of the relevant SLA. The Trust or the Adviser may instruct NFS to terminate any loan on any date, subject to the conditions of the relevant SLA. NFS agrees to comply with any such instruction.  Securities loans shall generally be terminable on demand, subject to the terms of the SLA including, without limitation, the possibility of breakage fees.

4.

Loan Collateral. For each loan of securities, the Approved Borrower may pledge as collateral any of the following items (a) Cash Collateral and (b) such other Non-Cash Collateral as these terms are defined below (collectively, “Collateral”). For purposes of this Agreement, “Cash Collateral” shall mean Collateral in the form of cash in U.S. dollars, and “Non-Cash Collateral” shall mean any other form of Collateral that is not Cash Collateral, to the extent the Trust’s Board of Trustees permits the use of Non-Cash Collateral and to the extent the Securities Lending Procedures allow. The Collateral shall have a value at least equal to (i) in the case of loaned domestic securities, 102% of the value of such securities, and (ii) in the case of loaned international securities, 105% of the value of such securities (as determined in accordance with the terms of Section 4.3 below).

4.1

Receipt of Collateral. At the commencement of any loan, NFS shall instruct the Approved Borrower to transfer to the applicable Fund the required Collateral. Collateral will be received from an Approved Borrower prior to or simultaneous with delivery of the securities loaned. If the Approved Borrower does not provide Collateral to NFS, NFS may cancel the corresponding loan instruction prior to delivery or take such other action as may be permitted in the applicable SLA.

4.2

Collateral Matters.

(a)

Cash Collateral. All Cash Collateral shall be received for the benefit of the appropriate Fund in the applicable Custody Account. NFS is hereby authorized to direct the Custodian to invest and reinvest all Cash Collateral in accordance with the Securities Lending Procedures (a “Permitted Investment”).

(b)

Non-Cash Collateral. All Non-Cash Collateral shall be received, held and administered by the Custodian for the benefit of the appropriate Fund in the applicable Custody Account or other account established for the purpose of holding Non-Cash Collateral as the parties may agree from time to time.

4.3

Maintenance of Collateral Margin.

(a)

Insufficient Collateral. In respect of loans of securities entered into on behalf of a Fund, NFS will value on a daily basis in accordance with the applicable SLA, the loaned securities and all Collateral and, where applicable, NFS shall, in accordance with the provisions of the applicable SLA, request the Approved Borrower to deliver sufficient additional Collateral to the Trust by the next business day to satisfy the applicable margin requirement.

(b)

Excess Collateral. If marking-to-market results in an amount of Collateral that is in excess of the margin amount that is required to be maintained pursuant to the SLA, NFS will reallocate or return such amount of excess Collateral pursuant to the terms of the SLA.

(c)

No Security Interest. Subject to Section 6.5, NFS will not have a security interest in any amount of Collateral delivered to a Fund.

4.4

Substitution of Collateral. To the extent the Trust’s Board of Trustees permits the use of Non-Cash Collateral, the Trust acknowledges and agrees that, pursuant to any SLA, NFS may permit an Approved Borrower to substitute Collateral of any type specified in this Section 4 during the term of any loan so long as the required margin in respect of such loan continues to be satisfied at the time of such substitution.

4.5

Return of Collateral. Upon termination of the loan, NFS shall instruct the Approved Borrower to return the loaned securities to the applicable Custody Account. NFS will instruct the Custodian or any sub-custodian to accept such return delivery of loaned securities. NFS shall monitor the return of loaned securities. Once NFS has confirmed settlement of the return of the loaned securities, NFS shall effect, on behalf of the Trust, the redemption of any Permitted Investment, if applicable, and effect the return of Collateral due the Approved Borrower in accordance with the Approved Borrower’s transfer instructions with respect thereto, without obtaining any further approval from the Trust.

5.

Investment of Cash Collateral. Pursuant to the SLA, the Trust shall have the right to invest Cash Collateral received in respect of any loan, subject to an obligation, upon the termination of the loan, to return to the Approved Borrower the amount of cash initially pledged (as adjusted for any interim marks-to-market).

5.1

Cash Collateral Investment Direction. The Trust authorizes and directs NFS, subject to oversight by the Adviser, to cause to be invested, on the Trust’s behalf and at the Trust’s sole risk, all Cash Collateral by effecting purchases and sales and/or subscriptions and redemptions of such Collateral in accordance with the Securities Lending Procedures. NFS shall, where applicable, send timely instructions to the transfer agent of the Permitted Investment with respect to any cash transfers required to be completed in conjunction with any subscription or redemption in a Permitted Investment, and cause the Adviser and the Custodian to be notified of such investment. To facilitate NFS’s ability to effect investments of Cash Collateral authorized by this Agreement, the Trust appoints NFS as its true and lawful attorney-in-fact, with full power of substitution and revocation, in its name, place and stead to take action in the Trust’s name to the extent necessary or desirable to fulfill the purposes of this Agreement, including, without limitation, (a) to establish trading accounts in the name of the Fund, (b) to execute and deliver such contracts and other documents on a Trust’s behalf as NFS, in its discretion, deems necessary or desirable to establish such trading accounts or otherwise to effect investments on the Trust’s behalf that are authorized by this Agreement, and (c) to act, in NFS’s discretion, in the Trust’s name to enforce the Trust’s rights and remedies under such contracts or documents.

5.2

Cash Collateral Investment Risk. Any investment of Cash Collateral in accordance with this Agreement shall be at the sole risk of the Trust. Any income or gains and losses from investing and reinvesting any Cash Collateral delivered by an Approved Borrower pursuant to an SLA shall be at the Trust’s risk, and the Trust agrees that to the extent any such losses reduce the amount of cash below the amount required to be returned to the Approved Borrower upon the termination of any loan (including any Cash Collateral Fee as defined in the SLA), the Trust will, on demand of NFS, promptly pay or cause to be paid to such Approved Borrower an equivalent amount in cash.

6.

Borrower Default. If an event of default by an Approved Borrower occurs with respect to any loan entered into pursuant to an SLA (a “Default Event”), NFS will take such actions as agent for the Trust as are set forth in the applicable SLA. In addition, the following provisions shall apply, notwithstanding anything to the contrary in Section 10.

6.1

Replacement of Loaned Securities. If NFS declares a Default Event, then, as soon as reasonably practicable, and within a commercially reasonable period of time, NFS shall use the Collateral or the proceeds of the liquidation of Collateral to purchase for the affected Fund’s account, for settlement in the normal course, replacement securities of the same issue, type, class and series as that of the loaned securities (each such purchase a “Buy-In”). NFS shall conduct a Buy-In of an amount of replacement securities having a value equal to the value of the securities on loan for which a Default Event has been declared. If the cost of fully replacing the loaned securities is greater than the value of the Collateral (or liquidated damages calculated under Section 6.2), NFS shall be responsible for using its funds, at its expense, to satisfy the shortfall, but only to the extent that such shortfall is not due to any diminution in the value of the Collateral due to reinvestment risk that is borne by the Fund pursuant to Section 5. For purposes of this Section 6, the value of the Collateral shall be calculated as follows:

(a)

Value of Cash Collateral. In the case of loans collateralized solely by Cash Collateral, the value of the Collateral shall be the face amount of such Cash Collateral.

(b)

Value of Non-Cash Collateral. In the case of loans collateralized solely by Non-Cash Collateral, the value of the Collateral shall be calculated in accordance with Section 4.3.

(c)

Valuation of Multiple Forms of Collateral. Where a loan is collateralized by more than one type of Collateral, the aggregate value of Collateral securing such loan (for the purpose of computing the indemnity) shall be the sum of the values for each relevant type of Collateral, as applicable.

(d)

Valuation Date. The value of the Collateral shall be calculated in accordance with Section 4.3 as of the date of Buy-In or payment of liquidated damages pursuant to Section 6.2.

Impossibility of Replacement/Liquidated Damages. If NFS determines that a Buy-In is commercially impracticable (for any reason other than price), NFS shall, in lieu of effecting a Buy-In, pay to the affected Fund an amount equal to the value of the loaned securities determined in accordance with Section 4.3 at the close of business on the date of the Default Event less any shortfall diminution in the value of the Collateral due to reinvestment risk that is borne by the Trust pursuant to Section 5.

6.3

Replacement of Distributions. In addition to making the purchases or payments required above, NFS shall pay from the proceeds of Collateral (or from its own resources to the extent the Collateral is insufficient, subject in all respects to the reinvestment risk provisions in Section 5) to the Trust the value of all distributions on the loaned securities, the record dates for which occur before the date that NFS executes a Buy-In or makes a liquidated damages payment to the Trust required pursuant to Section 6.2 and that have not otherwise been paid to the Custody Account. For purposes of this Section 6.3, the value of such distributions shall be calculated net of taxes, expenses or other deductions that would normally accrue to such distributions. NFS shall use Collateral or the proceeds of such Collateral to the extent available to make such payments of distributions.

5.4

Collateral not in Possession or Control of NFS. If, on the date of the Default Event, by reason of the Trust’s request or actions, NFS is not in control of the Collateral allocated to the defaulted Loan, the Trust shall promptly cause such Collateral to be transferred to NFS for application against the cost of any Buy-In or other action under this Section 6.  To the extent the Trust fails in whole or in part to transfer the Collateral, NFS’ obligation to make payment from its own assets under this Section 6 shall be reduced by the amount of the Collateral not transferred.

6.5

Subrogation and Assignment of Rights in Collateral. In the event that NFS is required to perform or make any payment under this Section 6 and does so perform or make such payment, the Trust agrees that, to the extent of such performance or payment was made, NFS shall be subrogated to the Trust, and the Trust shall assign, and be deemed to have assigned, to NFS all of such Trust’s rights in, to and against the Approved Borrower in respect of the related loan, any Collateral pledged by such Approved Borrower in respect of such loan and all proceeds of such Collateral to the extent permitted by applicable law. In the event that the Trust receives or is credited with any payment, benefit or value from or on behalf of the Approved Borrower in respect of rights to which NFS is subrogated as provided herein, the Trust shall promptly remit or pay to NFS the same (or, where applicable, its United States dollar equivalent).

7.

Income, Corporate Actions and Substitute Payments. Income, corporate actions and distributions on loaned securities shall be dealt with as provided in this Section 7.

7.1

Income and Related Payments to Approved Borrower. Payments to an Approved Borrower shall be made in accordance with the terms of the applicable SLA.

7.2

Income and Related Payments to Trust. NFS shall instruct each Approved Borrower which is a party to a SLA to remit any payment in-lieu-of the interest or other distribution on loaned securities to the Fund. NFS shall also instruct each Approved Borrower which is a party to a SLA to remit any other fees payable on loaned securities to the Fund.

7.3

Corporate Actions and Proxy Rights. The Trust acknowledges that, with respect to securities which are out on loan over the applicable record date for such action, unless otherwise agreed hereto, it will not be entitled to participate in any dividend reinvestment program or vote any proxies; provided, however, that the Trust or its Adviser may recall such securities upon sufficient notice to exercise proxy rights. Corporate actions will otherwise be processed in accordance with the SLA.

8.

Fees and Other Charges Related to Loaned Securities. In the event that (a) a Trust or Fund places a sale order with respect to a loaned security, and (b) the relevant Trust or Fund also provides NFS with the necessary amount of prior written notice (delivered in the agreed-upon manner and form) as provided in the Operating Guidelines  requesting a termination of the applicable loan transaction in accordance with the terms of the SLA, and (c) the settlement of such sale fails because the loaned security has not been returned to the Custody Account, then, notwithstanding anything to the contrary in this Agreement, NFS will promptly pay the following on behalf of the Trust or Fund: (i) custodian overdraft charges (if any) related to contractual settlement of the failing sale and (ii) all other charges (if any) related to the failing trade, including but not limited to sell fail charges from brokers or securities exchanges if applicable. In order to defray such payments and to the extent such charges arise due to or in connection with a Default Event with respect to an Approved Borrower, NFS may retain the interest earned on the Cash Collateral with respect to the loaned securities for the period from and after a Default Event, provided that the Trust or Fund has received the proceeds of the sale of such securities from its Custodian.

9.

Reports and Statements. NFS shall furnish the Trust with the reports and statements set forth in the Securities Lending Procedures or as reasonably requested by the Trust. NFS shall provide the Trust copies of its SOC 1 Report upon request.

10.

SIPC Coverage. THE PARTIES ACKNOWLEDGE THAT THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 OR THE DODD-FRANK ACT OF 2010 MAY NOT PROTECT THE TRUST WITH RESPECT TO THE SECURITIES LOAN TRANSACTION AND THAT, THEREFORE, THE COLLATERAL DELIVERED BY AN APPROVED BORROWER TO THE FUND MAY CONSTITUTE THE ONLY SOURCE OF SATISFACTION OF THE OBLIGATION OF THE APPROVED BORROWER IN THE EVENT THE APPROVED BORROWER (OR ITS AGENT) FAILS TO RETURN THE SECURITIES. NFS SHALL NOT BE RESPONSIBLE FOR ANY LOSSES INCURRED OR LIABILITIES WHICH ARISE SOLELY DUE TO THE APPLICATION OF THE SECURITIES INVESTOR PROTECTION ACT OR THE DODD-FRANK ACT TO THE SECURITIES LENDING TRANSACTIONS DESCRIBED HEREIN.

11.

Trust Information. The Trust covenants and agrees to promptly furnish to NFS any information regarding the Trust which is necessary to effect transactions on behalf of the Trust, including, but not limited to, any limitations imposed pursuant to any applicable law, regulation, authority, charter, by-law, statute or other instrument. NFS may not disclose or supply any information to any third party regarding the Trust unless required by any law or governmental regulation now or hereafter in effect or requested to do so by the Trust; provided that NFS may disclose or supply information regarding the Trust and any transactions authorized by this Agreement as necessary in the sole discretion of NFS in order to facilitate, effect or continue any securities loans hereunder or to assist in the analysis of the performance of the securities lending program.

12.

Tax Treatment. The Trust acknowledges that the tax treatment of Substitute Payments may differ from the tax treatment of the interest or dividend to which such payment relates and that the Trust has made its own determination as to the tax treatment of any securities loan transactions undertaken pursuant to this Agreement and of any dividends, distributions, remuneration or other funds received hereunder. The Trust also acknowledges that, to the extent that the Approved Borrower is a non-U.S. resident, NFS may be required to withhold tax on amounts payable to or by the Trust pursuant to a securities loan and may at any time claim from the Trust any shortfall in the amount so withheld.

13.

Responsibility of NFS. Except as otherwise set forth herein, and subject to the requirements of applicable law: NFS shall not be liable with respect to any losses incurred by the Trust in connection with this securities lending program or under any provision hereof, except to the extent that such losses result from NFS’s willful misfeasance, bad faith, negligence or reckless disregard in the performance of its duties under this Agreement. NFS shall not be liable for any losses, costs, expenses or liabilities caused by or resulting from the acts or omissions of the Trust, any agent or third-party Custodian, or any other third party.

14.

Standard of Care: Indemnification.

14.1

Subject to the provisions of Section 37, each Fund severally and not jointly shall indemnify and hold NFS (which, for purposes of this paragraph shall include its respective officers, directors, partners, managers, employees and agents) harmless from and against any and all losses, claims, damages, liabilities, costs, or expenses (including reasonable counsel fees and expenses) resulting from:

(a)

any claim, demand, action or suit brought by any person other than the Trust, including by a shareholder, which names NFS in its capacity as agent hereunder and/or the Trust as a party and does not result from NFS's willful misfeasance, bad faith or negligence or reckless disregard of its duties, and arises out of or in connection with NFS's performance hereunder; or

(b)

any loss, claim, demand, action or suit (except to the extent contributed to by NFS’s willful misfeasance, bad faith or negligence or reckless disregard of its duties) which results from the negligence of the Trust, or from NFS's acting upon any instruction(s) reasonably believed by it to have been executed or communicated by any person duly authorized by the Trust.

14.2

NFS shall indemnify and hold each Trust (which, for purposes of this paragraph shall include its respective officers and agents) harmless against any losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit brought by any person other than NFS, which names the Trust and/or NFS as a party and arises out of NFS’s willful misfeasance, bad faith or negligence or reckless disregard of its duties in connection with its performance hereunder.

14.3

Notwithstanding Section 13 and Sections 14.1 and 14.2 above, neither NFS nor any Trust shall be responsible for any special, punitive, indirect or consequential damages, or lost profits or loss of business, whether or not NFS or such Trust, as applicable, has been apprised of the likelihood of such damages.

14.4

In the event that either party requests the other to indemnify or hold it harmless hereunder, the party requesting indemnification (the “Indemnified Party”) shall inform the other party (the “Indemnifying Party”) of the relevant facts known to the Indemnified Party concerning the matter in question. The Indemnified Party shall use reasonable care to identify and promptly to notify the Indemnifying Party concerning any matter which presents, or appears likely to present, a claim for indemnification. The Indemnifying Party shall have the election of defending the Indemnified Party against any claim which may be the subject of indemnification or of holding the Indemnified Party harmless hereunder. In the event the Indemnifying Party so elects, it will so notify the Indemnified Party and thereupon the Indemnifying Party shall take over defense of the claim and, if so requested by the Indemnifying Party, the Indemnified Party shall incur no further legal or other expenses related thereto for which it shall be entitled to indemnity or to being held harmless hereunder; provided, however, that nothing herein shall prevent the Indemnified Party from retaining counsel at its own expense to defend any claim. Except with the Indemnifying Party’s prior written consent, the Indemnified Party shall in no event confess any claim or make any compromise in any matter in which the Indemnifying Party will be asked to indemnify or hold the Indemnified Party harmless hereunder.

15.

Representations and Warranties. Each party represents and warrants to the other that (a) it has due authority to enter into and perform this Agreement and any transactions contemplated thereby; (b) the execution and performance of this Agreement and any transaction contemplated thereby has been duly authorized by all necessary action, corporate or otherwise, and does not violate any law, regulation, charter, by-law or other instrument, restriction or provision applicable to it; and (c) this Agreement constitutes such party’s legal, valid and binding obligation enforceable in accordance with its terms. In addition, the Trust represents and warrants that: (a) any loan authorized hereunder and the performance of this Agreement in respect of such loan is authorized by the prospectus and other constitutive documents of the Trust (including any limits as to the aggregate amount of authorized lending under such documents); and (b) as to any securities lent at any time and from time to time on behalf of the Trust, the Trust shall be the owner thereof with clear title thereto and no lien, charge or encumbrance upon such securities shall exist.

16.

Non-Exclusivity of Agency Service and Similar Matters. The Trust acknowledges that NFS, acting on behalf of other lending clients, may effect transactions with or for the same Approved Borrowers to which loans of securities may be made hereunder, which transactions may give rise to potential conflict of interest situations. Lending opportunities among Approved Borrowers shall be allocated at the discretion of NFS in an equitable manner. NFS represents and warrants that it has adopted a queue methodology for the equitable allocation of loans that has been agreed upon between the Advisor and NFS.

17.

Force Majeure. NFS shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of, or caused directly or indirectly by, circumstances beyond its control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, transportation, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority; governmental actions; or inability to obtain labor, material, equipment or transportation. Without limiting the foregoing, but subject to Section 6, NFS shall not be responsible for economic, political or investment risks incurred through the Trust’s participation in this securities lending program.

18.

Reliance on Communications. Each party shall be entitled to conclusively rely upon any certification, notice or other communication (including by telephone (if promptly confirmed in writing), telex, facsimile, e-mail, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of an approved person of the party sending such certification, notice or other communication.

19.

Compensation. In connection with the lending of Available Securities, each Trust shall pay to NFS a service charge according to the attached Exhibit C. NFS shall be responsible for all transaction fees and all other operational costs relating to securities lending activities, other than any fees and other than extraordinary expenses (e.g., litigation expenses), each to be borne by the respective Trust, except as may otherwise be set forth herein.

20.

Termination. This Agreement may be terminated at any time upon mutual written agreement of NFS and the Trust or upon sixty (60) days’ prior written notice to the other party; provided that the indemnification obligations in Sections 6 and 14 shall survive any such termination.

20.1

Action on Termination. It is agreed that (a) upon receipt of notice of termination from a Trust, no further loans shall be made hereunder by NFS with respect to such Trust and (b) NFS shall, as promptly as possible after termination of this Agreement, terminate any and all outstanding loans with respect to such Trust but continue to administer to any outstanding loans as necessary to effect their termination and remit and deliver to the Custody Account all securities, earnings and other items due to the Trust. The provisions hereof shall continue in full force and effect in all other respects until all loans have been terminated and all obligations satisfied as herein provided. Both parties shall take all commercially reasonable steps to cooperate to provide a smooth transition in the event of a termination.

21.

Notices. All notices, demands and other communications hereunder shall be in writing and delivered or transmitted (as the case may be) by registered mail, e-mail, facsimile, telex, courier, or be effected by telephone promptly confirmed in writing and delivered or transmitted as aforesaid, to the intended recipient as provided below. Notices shall be effective upon receipt.

21.1

Any notice or other instrument in writing, authorized or required by this Agreement to be given to NFS, shall be sufficiently given if addressed to National Financial Services LLC, 200 Seaport Blvd., Mail Zone ZW10, Boston, MA 02210, Attention: NFS Agent Lender or at such other place as NFS may from time to time designate in writing.

21.2

Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Trust shall be sufficiently given if addressed to the Trust and received by it at its offices at Fidelity Investments, 245 Summer Street, Boston, MA 02210, Attention: Treasurer’s Office, mail zone V10F or at such other place as the Trust may from time to time designate in writing.

22.

Additional Responsibilities of NFS.

22.1

Security. With respect to any portions of the NFS network that are used to provide the services set forth in this Agreement, NFS shall take reasonable security precautions for the access to and use of the services. Each Trust acknowledges that NFS may use conspicuous on-line notices to advise of the risks of using certain of the services and the limited extent of NFS’s responsibility.

22.2

Disaster Recovery. NFS maintains a disaster recovery and business continuity plan, of which NFS periodically updates and tests the operability. In the event of a disaster, as defined under the disaster recovery plan, NFS shall perform the responsibilities and procedures set forth in such plan in order to restore operations as quickly as possible.

23.

Confidentiality. Each of NFS and the Trusts hereto agrees that it and its successors shall maintain, and shall cause their past, present and future officers, directors, trustees, employees, agents, attorneys, and accountants to maintain the confidentiality of the terms, contents and existence of this Agreement other than as may be legally required pursuant to applicable law or regulation. The obligation of confidentiality contained herein shall survive the termination of this Agreement. NFS and Fidelity Management & Research Company are parties to a confidentiality agreement dated January 1, 2019 that requires NFS to maintain the confidentiality of Fund holdings and trade information in the course of performing its obligations under this Agreement.

24.

Governing Law and Jurisdiction. This agreement shall be governed by and construed in accordance with the laws of the New York State without reference to conflict of law provisions thereof. The parties hereto hereby irrevocably consent to the exclusive jurisdiction of (and waive dispute of venue in) the courts of New York State and the federal courts located in New York State.

25.

Entire Agreement. This Agreement supersedes any other agreement between the parties hereto concerning loans of securities owned by the Trust. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement together with any other written agreements between the parties entered into concurrently with this Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereby and supersede all previous oral or written negotiations, commitments and understandings related thereto.

26.

Assignment. This Agreement shall not be assigned by any party without the prior written consent of the other party.

27.

Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meanings provided in the SLA.

28.

Amendment. This Agreement may not be amended or modified in any respect, without the written agreement of both parties.

29.

Waiver. No provision of this Agreement may be waived, without the written agreement of both parties. No waiver by one party of any obligation of the other hereunder shall be considered a waiver of any other obligation of such party. The failure of a party to this Agreement to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

30.

Remedies. All remedies hereunder shall survive the termination of this Agreement.

31.

Severability. In the event any provision of this Agreement is adjudicated to be void, illegal, invalid, or unenforceable, the remaining terms and provisions of this Agreement shall not be affected thereby, and each of such remaining terms and provisions shall be valid and enforceable to the fullest extent permitted by law, unless a party demonstrates by a preponderance of the evidence that the invalidated provision was an essential economic term of the Agreement.

32.

Further Assurances. Each party hereto shall execute and deliver such other documents or agreements as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

33.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall be deemed one and the same instrument.

34.

Headings. The headings of sections herein are included solely for convenience and shall have no effect on the meaning of this Agreement.

35.

Additional Parties. NFS agrees that additional Trusts and Funds may be added as parties to this Agreement unilaterally by the Trusts by the transmission from the Adviser to NFS of an amended Schedule A.

36.

LIABILITY OF TRUSTEES, OFFICERS, SHAREHOLDERS. NOTICE IS HEREBY GIVEN THAT THIS AGREEMENT IS NOT EXECUTED ON BEHALF OF THE TRUSTEES OF ANY TRUST AS INDIVIDUALS, AND THE OBLIGATIONS OF THIS AGREEMENT ARE NOT BINDING UPON ANY OF THE TRUSTEES, OFFICERS OR SHAREHOLDERS OF A TRUST INDIVIDUALLY, BUT ARE BINDING ONLY UPON THE ASSETS AND PROPERTY OF THE TRUST'S FUNDS. NFS AGREES THAT NO SHAREHOLDER, TRUSTEE, OR OFFICER OF A TRUST MAY BE HELD PERSONALLY LIABLE OR RESPONSIBLE FOR ANY OBLIGATIONS OF A TRUST ARISING OUT OF THIS AGREEMENT.

37.

Series Trusts. NFS is expressly put on notice of the limitation of liability set forth in the Declarations of Trust and Certificates of Formation of the Trusts and agrees that the obligations assumed by any Trust hereunder shall be limited in all cases to a Trust and its assets, or, in the cases of a Trust that contains more than one Fund, to the assets of that Fund only, and neither NFS or any Approved Borrower nor their respective agents or assigns shall seek satisfaction of any such obligation from the officers, agents, employees, directors, trustees, shareholders or partners of any other Trust or Fund. A provision consistent with the foregoing which reflects the separate responsibility of each Fund for its own obligations shall be included in each SLA entered into on behalf of a Trust by NFS under this Agreement.

38.

No Third-Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of NFS and the Trust and their respective successors and permitted assigns, and it is not the intention of the parties hereto to confer third-party beneficiary rights upon any other person or entity.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in its name and on its behalf as of the day and year first set forth above.

NATIONAL FINANCIAL SERVICES LLC

By: /s/Thomas Tesauro

Thomas Tesauro

President of Fidelity Capital Markets, a division   of National Financial Services

                             THE TRUSTS SET FORTH ON SCHEDULE A

          By:  /s/Stacie M. Smith

              Stacie M. Smith

            President and Treasurer